Exhibit 99.2


     CONSULTING AGREEMENT (the "Agreement") dated as of August 3, 2004 (the "Effective Date") by and between, EDISON RENEWABLES, INC., a Nevada corporation (the "Company") and CJM GROUP, INC., a New York corporation (the "Consultant").

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     WHEREAS, the Company acknowledges that Corey Morrison,  the sole beneficial owner of the Consultant, has previously provided services to the Company;

     WHEREAS, the Company desires to retain the Consultant to perform the following consulting services for and on behalf of the Company: (A) assisting the Company in developing its (i) business model and corporate structure, (ii) product market positioning, and (iii) strategizing the marketing of industry related products, and (B) performing certain advisory services in connection with business development and corporate strategy (the "Services"), and the Consultant is willing to perform such services on a non-exclusive basis, upon the terms and conditions herein.;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto do hereby agree, as follows:

     1. Retention; Consultant Duties. Subject to the terms and conditions set forth herein, the Company hereby retains the Consultant, and the Consultant hereby accepts such retention, to act as a consultant, on a non-exclusive basis, with respect to providing the Company with the Services during the Term (as hereinafter defined) of this Agreement. The Consultant will, subject to its availability, provide such services, from time-to-time, upon the request of the Chief Executive Officer of the Company during the Term. The Consultant may, in its discretion, provide such services in person, or via telephone, e-mail, or fax from any location.

     2. Term.

     (a) The term (the "Term") of this Agreement shall commence as of the Effective Date and subject to Section 2(b) below, continue until the third anniversary of the Effective Date.

     (b) Notwithstanding Section 2(a) above, the parties hereto may terminate this Agreement by mutual consent at any time upon thirty (30) days prior written notice.

     3. Compensation.

     (a) As compensation for the Services provided hereunder, the Company shall issue an aggregate of Three Million Five Hundred Thousand (3,500,000) shares of Common Stock, $0.001 par value per share (the "Shares"), of the Company to the Consultant, and shall deliver certificates representing the Shares to the Consultant (i) within three (3) days after a registration statement on Form S-8 of the Company, registering the issuance of the Shares becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) ninety
(90) days
following the Effective Date. In the event the Shares are issued prior to the registration thereof on Form S-8, the Consultant does not waive any of its rights hereunder with respect to such registration by accepting such Shares.

     (b) In the event that the Shares have not been issued and the outstanding shares of Common Stock of the Company are hereafter changed by reason of reorganization, recapitalization, reclassification, stock split-up, reverse stock split, combination of shares, stock dividend or the like, an appropriate adjustment shall be made by the Company's Board of Directors in the number of Shares to be issued to the Consultant. If the Company shall be consolidated or merged with another entity, the Consultant shall be entitled to receive the same number and kind of shares of stock or the same amount of property, cash or securities as it would have been entitled to receive upon the happening of any such corporate events as if it had been, immediately prior to such event, the holder of the Shares.

     (c) The Consultant hereby agrees that it shall not sell, dispose of, or otherwise transfer or grant any option for the sale of the Shares, directly or indirectly, (i) with respect to 500,000 Shares for a period of six (6) months following the Effective Date, and (ii) with respect to 500,000 Shares for a period of twelve (12) months following the Effective Date, without the consent of the Company, except (x) in a private transaction, provided the transferee or donee of the Shares agrees to be bound by the terms of this Section 3(c) of the Agreement, or (y) in the event that the issuance or resale of the Shares have not been registered, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The Consultant acknowledges and agrees further that the certificate(s) representing the Shares shall bear a legend reflecting the restrictions set forth herein, in or substantially in, the following form:

               "Certain of the shares of common stock represented in this stock certificate (the "Shares") are subject to that certain Consulting Agreement (the "Agreement") dated August 3, 2004 (the "Effective Date") between Edison Renewables, Inc. and CJM Group, Inc. pursuant to which the transfer of (a) 500,000 Shares is restricted for a period ending on the six (6) month anniversary of the Effective Date, and (b) 500,000 Shares is restricted for a period ending on the twelve (12) month anniversary of the Effective Date, pursuant to the terms of the Agreement."

     The Consultant and the Company agree that the Consultant shall return his certificate(s) representing the Shares to have the number of Shares in the legend adjusted if the number of issued and outstanding shares of the Company are changed by reason of reorganization, recapitalization, reclassification, stock split-up, reverse stock split, combination of shares, stock dividend or the like.

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

     4. Registration Rights. Upon the Effective Date, the Company shall file a Registration Statement on Form S-8 covering the issuance of the Shares issuable pursuant to Section 3(a) above, and shall use best efforts to have such Registration Statement become effective upon the filing thereof. The Company hereby acknowledges that the Consultant is placing material reliance on the timely effectiveness of the registration statement in entering into, and performing under, this Agreement.

     5. Independent Contractor. The relationship created hereunder is that of the Consultant acting as an independent contractor. It is expressly acknowledged and agreed that the Consultant shall have no authority to bind the Company to any agreement or obligation with any third party. Consultant acknowledges and agrees further that, since it is not an employee of the Company, the Company shall not be responsible for the withholding or payment of any taxes.

     6. Representations and Warranties of the Consultant. The Consultant hereto, hereby represents and warrants to the Company:

     (a) it has the power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby;

     (b) that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which it is a party, or by which it may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to it.

     (c) In the event the Shares are issued prior to the effectiveness of a Registration Statement on Form S-8 covering the issuance of the Shares, then in connection with the issuance of the Shares, the Consultant does hereby represent and warrant to the Company as follows:

          (i) The Shares are being acquired for its own account, for investment purposes and not with a view to any distribution. The Consultant will not sell, assign, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of the Shares unless (A) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (B) the Company has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, mortgage, pledge, hypothecation, transfer or disposition does not require registration under the Securities Act.

          (ii) The Consultant represents and warrants further that (A) it is either an "accredited investor," as such term is defined in Rule 501(a)

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

promulgated under the Securities Act, or, either alone or with the purchaser representative, has such knowledge and experience in financial and business matters that it he is capable of evaluating the merits and risks of the acquisition of the Shares; (B) it is able to bear the economic risks of an investment in the Shares, including, without limitation, the risk of the loss of part or all of its investment and the inability to sell or transfer the Shares for an indefinite period of time; (C) it has adequate financial means of providing for current needs and contingencies and has no need for liquidity in its investment in the Shares; and (D) it does not have an overall commitment to investments which are not readily marketable that is excessive in proportion to net worth and an investment in the Shares will not cause such overall commitment to become excessive.

          (iii) The Consultant has reviewed the Company's reports, proxy statements, information statements, and registration statements filed by the Company with the Securities and Exchange Commission via the EDGAR System since January 1, 2003, and the Consultant has been afforded the opportunity to obtain such information with regard to the Company it has reasonably requested to evaluate the merits and risks of the Consultant's investment in the Shares.

          (iv) The Consultant acknowledges that a restrictive legend will be placed on any instrument, certificate or other document evidencing the Shares, or substantially in, the following form:

               "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold,transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said act or (ii) an opinion of Company counsel that such registration is not required."

     The Consultant acknowledges that the Company will be relying upon the foregoing with regard to the issuance of the Shares to the Consultant and any subsequent transfer of the Shares by the Consultant, in the event the Shares are issued prior to the registration of the issuance thereof and agrees to advise the Company in writing in the event of any change in any of the foregoing.

     (d) The Consultant agrees, (i) as a condition precedent to the Company's obligations under Section 4 hereof, to cooperate with the Company as requested by the Company in

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

connection with the preparation and filing of a Registration Statement on Form S-8 covering the issuance of the Shares and to execute such documents in connection with such registration as the Company may reasonably request, and
(ii) to cooperate with the Company as requested by the Company in connection with the issuance or and any subsequent transfer of the Shares and to execute such documents in connection thereto as the Company may reasonably request.

     (e) Corey Morrison is the sole beneficial owner of the Consultant.

     7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant:

     (a) it is a corporation duly organized validly existing and in good standing under the laws of the state of its incorporation and it has qualified to do business as a foreign corporation in the jurisdictions, if any, outside of such state, in which it does business and is required to so qualify;

     (b) it has full corporate power and authority to execute and deliver this Agreement and to perform the duties and responsibilities contemplated hereby;

     (c) the execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and no other corporate approvals are necessary;

     (d) that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of its Articles of Incorporation or By-Laws or any contract, agreement or other instrument or obligation to which it is a party, or by which it may be bound, or
(ii) violate any order, judgment, writ, injunction or decree applicable to it.

     (e) the Shares issued to the Consultant pursuant to Section 3 hereof shall, upon issuance, shall be duly authorized, validly issued, fully paid and non-assessable Common Shares of the Company.

     8. Arbitration.

     (a) Any claim, dispute or controversy arising out of or in connection with this Agreement shall be settled by arbitration in Suffolk County, New York or San Diego, California in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

     (b) Each party shall pay its own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be equally shared; provided, however, that, if, in the opinion the arbitrator(s), any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable

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

attorneys' fees) and of the arbitrators and the arbitration proceeding against the party raising such unreasonable claim or defense.

     9. Assignment. This Agreement shall not be assigned by the Company or the Consultant without the prior written consent of the other, except that the Consultant may assign this Agreement to an entity which is wholly beneficially owned by the Consultant.

     10. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:


         If to the Company:            1940 Deer Park Avenue
                                       Deer Park, New York 11729
                                       Telephone: (631) 422-5330
                                       Telecopier: (631) 422-5800
                                       Attention:  President

         If to the Consultant:         1940 Deer Park Avenue
                                       Deer Park, New York 11729
                                       Telephone: (631) 786-5721
                                       Telecopier: (516) 977-3425
                                       Attention:  Corey Morrison

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 10.

     11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely in California.

     12. Waiver of Breach; Partial Invalidity. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

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

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

     14. Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.



       Remainder of page intentionally left blank. Signature page follows.



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

     IN WITNESS WHEREOF, the Consultant and the Company have executed or have caused to be duly executed, this Agreement as of the day and year above written.

                                           EDISON RENEWABLES, INC.



                                          By: /s/ Paul Steo
                                             ------------------------------
                                             Name:  Paul Steo
                                             Title: President




                                           CJM GROUP, INC.



                                          By: /s/ Corey Morrison
                                             -----------------------------
                                             Name:  Corey Morrison
                                             Title: President




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